ADMINISTRATION AGREEMENT

This Administration Agreement (this “Agreement”) is made and entered into as of this 9th day of November, 2005, by and between MARKETOCRACY FUNDS, a Delaware statutory trust (the “Trust”), and ALESCO GLOBAL ADVISORS LLC, a California limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered with the U.S. Securities and Exchange Commission (the “SEC”) as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Administrator is engaged in the business of rendering administrative and supervisory services to investment companies; and

WHEREAS, the Trust desires to retain the Administrator to render supervisory and corporate administrative services to each of the series and classes thereof listed on Exhibit A hereto (each, the “Fund”) in the manner and on the terms hereinafter set forth;

    WHERAS, the Administrator is willing to furnish such services in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the terms hereinafter set forth, the parties hereto agree as follows:

1.     Engagement of the Administrator. The Trust hereby engages the Administrator to administer the affairs of the Fund subject, however, at all times to the direction of the Board of Trustees (the “Board”) and the officers of the Trust, for the period, and in the manner and on the terms hereinafter set forth. The Administrator hereby accepts such engagement and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.

2.     Obligations of the Administrator. The Administrator, at its expense, shall supply the Board and officers of the Trust with all statistical information and reports with respect to the Fund reasonably required by the Board and reasonably available to the Administrator and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Administrator shall oversee the maintenance of all books and records with respect to the Funds’ securities transactions and the Fund’s books of account in accordance with all applicable federal and state laws and regulations except to the extent that the Fund’s investment adviser is responsible for such maintenance. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records that the Administrator maintains for the Fund are the property of the Fund, and the Administrator shall surrender promptly to the Fund any of such records upon notice from the the Fund. The Administrator shall arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

3.     Expenses of the Fund. The Administrator hereby assumes the obligations, and shall pay, for maintaining its staff and personnel and at its own expense shall provide the equipment, office space and facilities necessary to perform its obligations under this Agreement. In addition, the Administrator hereby assumes the obligations for, and shall pay, all other expenses of the Fund, including without limitation: insurance, taxes (except foreign tax withholding), expenses for legal and auditing services, costs of printing proxies, stock certificates and prospectuses (except to the extent paid by the Fund’s investment adviser pursuant to the Investment Advisory and Management Agreement by and between the Trust and such investment adviser or pursuant the Fund’s plan of distribution, if any, pursuant to Rule 12b-1 under the 1940 Act), the insurance required by Section 17(g) of the 1940 Act, charges of a custodian for safekeeping of the Fund’s securities, SEC fees, expense of registering the shares of the Fund under federal and state securities laws, fees and expenses of trustees who are not interested persons of the Fund, accounting and pricing costs (including without limitation the daily calculation of net asset value), interest, annual account fees for brokerage margin accounts, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund, excluding, however, expenses due to holding or carrying the Fund’s securities, including without limitation expenses of dividends on stock borrowed to cover a short sale or interest, fees or other charges incurred in connection with a Fund’s leverage and related borrowings, which the Fund will pay. Additionally, the Administrator shall not assume or pay the cost of brokerage commissions, mark-ups or mark-downs associated which effecting securities transactions on behalf of the Fund.

4.     Use of Subadministrators. In providing the services and assuming the obligations set forth herein, the Administrator may at its expense employ one or more subadministrators, and may enter into such service agreements as the Administrator deems appropriate in connection with the performance of its duties and obligations hereunder. Reference herein to the duties and responsibilities of the Administrator shall include any subadministrator employed by the Administrator to the extent that the Administrator shall delegate such duties and responsibilities to any such subadministrator. Any such subadministrator shall at all times be subject to the direction of the Board or any officer of the Trust acting pursuant to the authority of the Board. The Administrator shall perform ongoing due diligence oversight of any such subadministrator in order to assure continuing quality of performance by said subadministrator.

5.     Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by the Administrator, the Fund shall pay to the Administrator at the end of each calendar month a fee based the percentages at the annual rates specified opposite the Fund’s name on Exhibit A hereto of the Fund’s average annual net assets as determined and computed in accordance with the description of the method of determination of net asset value contained in the Fund’s Prospectus and Statement of Additional Information.

6.     Non-Exclusivity. The services of the Administrator to the Fund hereunder are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Administrator who also may be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Administrator to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

               7.     Independent Contractor. The Administrator shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

8.     Liabilities of the Administrator. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be liable to the Trust, the Fund or to any beneficial holder of the Fund’s shares for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, including without limitation for purposes determining such losses, brokerage expenses and expenses of holding or carrying the Fund’s securities, including without limitation expenses of dividends on stock borrowed to cover a short sale or interest, fees or other charges incurred in connection with a Fund’s leverage and related borrowings.

    9.     Definitions. As used in this Agreement, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order. If the Fund is a class of a series of the Trust having more than one class outstanding, the voting rights of the Fund’s shares shall be determined in accordance with requirements of SEC Rule 18f-3 under the 1940 Act.

10.     Effectiveness and Term. This Agreement shall become effective with respect to the Fund on the date set forth opposite the Fund’s name on Exhibit A hereto and shall continue in effect from such date for two (2) years thereafter, and then is renewable thereafter for successive one year periods if such continuance is approved at least annually by (a) the Board, or by a vote of the holders of a majority of the outstanding voting securities of the Fund, and (b) a majority of the Board’s trustees who are not parties to the Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting expressly called for the purpose of voting on such approval.

11.     Termination. This Agreement (a) may be terminated with respect to the Fund at any time without the payment of any penalty either by vote of the Board, or by vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days notice to the Administrator, and (b) may be terminated at any time by the Administrator on sixty (60)  days notice to the Trust.

12.     Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved by (a) the Board, or by a vote of the holders of a majority of the outstanding voting securities of the Fund, and (b) a majority of those Board trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

13.     Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to the Administrator:

Alesco Global Advisors LLC
400 S. El Camino Real, Suite 350
San Mateo, CA 94402

If to the Fund or the Trust:

Marketocracy Funds
1200 Park Place, Suite 100
San Mateo, California 94403

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13 at least ten (10) days to prior to change of address is to be effective.

14.     Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held or made invalid, illegal or unenforceable by an applicable court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15.     Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction and interpretation of this Agreement or any provisions thereof.

16.     Governing Law. This Agreement shall be governed by, and its provisions shall be construed and interpreted in accordance with, the laws of the State of California as applied to agreements between California residents entered into and performed entirely within the State of California.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

MARKETOCRACY FUNDS

By:  /s/ Arthur L. Roth
                  Arthur L. Roth
                  Its: Chairman

ALESCO GLOBAL ADVISORS LLC

By:  /s/ Jay P. Leupp
                  Jay P. Leupp
                  Its: Chief Executive Officer

EXHIBIT A
to
ADMINISTRATION AGREEMENT

(as of November 9, 2005)

Fund	Compensation (Annual % of Average Annual Net Assets)		Effective Date

AGA Total Return Real Fund - Class A			November 9, 2005
	Less than $200 million	0.25%
	$200 million to $500 million	0.20%
	From $500 million to $1 billion	0.15%
	Excess of $1 billion	0.10%

AGA Total Return Real Fund - Class K			November 9, 2005
	Less than $200 million	0.45%
	$200 million to $500 million	0.40%
	From $500 million to $1 billion	0.35%
	Excess of $1 billion	0.30%